Exhibit 21.1
Subsidiaries

1. Premier Data Systems, Inc., a Delaware Corporation (“PDS”);
2. Fugen, Inc., a Delaware Corporation, a wholly owned subsidiary of PDS;
3. PDS GIS/LIS, Inc., a Delaware Corporation (“GIS/LIS”), a wholly owned subsidiary of PDS;
4. Land Links Company Ltd., a New Mexico limited liability company, a wholly owned subsidiary of GIS/LIS